EXHIBIT 99.1

ASURE SOFTWARE, INC. ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas – August 16, 2023 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, today announced that it intends to offer and sell newly issued shares of its common stock in an underwritten public offering. In connection with the proposed offering, Asure is expected to grant the underwriters a 30-day over-allotment option to purchase up to an additional 15% of the number of shares of common stock sold by Asure in the offering. The proposed offering is subject to market and other conditions.

Asure intends to use the net proceeds received from the sale of its common stock for general corporate purposes. Asure may use a portion of the net proceeds from this offering to (1) acquire or invest in complementary businesses, assets or technologies, although Asure has not entered into any definitive agreement with respect to any specific acquisitions or investments at this time and (2) repay its outstanding indebtedness under its Loan and Security Agreement, dated September 10, 2021, as amended, with Structural Capital Investments III, LP and Ocean II PLO LLC, as administrative and collateral agent for the lenders, although Asure has not made any decision to repay such indebtedness at this time.

Stifel and Craig-Hallum are acting as joint book-running managers for the proposed offering.

The shares of common stock are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-254138) that Asure previously filed with the Securities and Exchange Commission (SEC). An electronic preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the proposed offering has been or will be filed with the SEC and, when filed, will be available for free on the SEC's website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the proposed offering, when available, may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; or Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

The forward-looking statements in this press release, including with respect to the proposed offering and the intended use of proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The proposed offering is subject to market and other conditions and there can be no assurance as to whether or when the proposed offering may be completed or as to the actual size or terms of the proposed offering. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the preliminary prospectus supplement and the accompanying prospectus and in Asure’s other filings and reports filed with the SEC. When used in this press release, the words “may,” “could,” “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Randal Rudniski

Vice President, Financial Planning & Analysis and Investor Relations

(512) 859-3562

randal.rudinski@asuresoftware.com